THE JAMES ADVANTAGE FUNDS AMENDMENT NO. 2

                       AGREEMENT AND DECLARATION OF TRUST

        1. Pursuant to Sections 7.3 and 4.1 of the Agreement and Declaration of Trust of The James Advantage Funds (the "Trust") and effective upon execution of this document, the undersigned, being a majority of the trustees of the Trust, hereby change the name of the "James Rainbow Fund" series to "The Golden Rainbow Fund."

        2. Pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust and effective upon the execution of this document, the undersigned, being a majority of the trustees of The James Advantage Funds, hereby establish four classes of shares of The Golden Rainbow Fund and designate such classes:
"Class A," "Class B," "Class C" and "Class R."

        3. The relative rights and preferences of each class shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of the Trust.

        4. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                                 Barry R. James

                                 _\s\____________________________________
                                 James F. Zid

                                 _\s\___________________________________
                                 Anthony P. D'Angelo

                                 _\s\___________________________________
                                 Hazel Eichelberger

Date:  May 4, 1998